 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Philip Varley	Vanessa Lehr/Annie Leschin
Chief Financial Officer	Investor Relations
Qualstar Corporation	StreetSmart Investor Relations
(805) 583-7744	(415) 775-1788
Philip.varley@qualstar.com

QUALSTAR APPOINTS GERALD J. “BUD” LABER TO ITS BOARD OF DIRECTORS

SIMI VALLEY, Calif., May 10, 2013 — Qualstar Corporation (NASDAQGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, has appointed Gerald J. “Bud” Laber to its board of directors effective May 8, 2013. Mr. Laber brings to the Board three decades of experience advising public and private companies on strategic transactions accounting, and financial matters and extensive experience in corporate governance as a board member of the publicly-traded companies. With the addition of Mr. Laber, the Qualstar board will have six independent directors, bringing the total board to seven directors.

"We are extremely pleased to have someone of Mr. Laber's insight and experience join our board of directors,” commented Larry Firestone, President and CEO of Qualstar. “Bud's knowledge of accounting, finance and corporate governance will be a great asset to the Qualstar board of directors. The addition of Mr. Laber, Allen Alley and Dan Molhoek to our board of directors over the past year demonstrates our commitment to enhancing the composition of our board.”

Mr. Laber spent 20 years with Arthur Andersen, L.L.P., as an audit partner with extensive experience in auditing public companies and dealing with financial statement disclosure and accounting matters. He has served on the board of directors of eight publicly-traded companies and currently serves on several boards including Scott's Liquid Gold, Inc., Smart Balance, Inc. and Allied Motion Technologies. Mr. Laber is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He received his B.S. in Business Administration with a major in accountancy from the University of South Dakota.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.